Exhibit 10.19

BUSINESS MAILER SUPPORT

UNITED STATES

POSTAL SERVICE

June 8, 2010

Ms. Marsha Martinez

Postage Manifest Specialist

Newgistics Inc. 2700 Via

Fortuna Ste. 300 Austin, TX

78746-7996

Dear Ms. Martinez:

Business Mailer Support and the eVS Program Office are in the process of updating the Domestic Mail Manual Section 705.2 and the Publication 205, Electronic Verification System (eVS®) Business and Technical Guide to reflect the changes that have occurred in eVS. The Publication 205 provides information on the eVS application process, file and manifest structure, barcode requirements, eVS postage and verification adjustments, quality assurance, eVS reports and the current available file formats. The updated Publication 205 will be available soon on RIBBS at http://ribbs.usps.gov/evs/documents/tech guides.

After meeting ail the requirements to participate in eVS the Postal Service will now authorize mailers to mail through eVS. The enclosed letter and Quality Control procedure replaces and supersedes your existing eVS Manifest Mailing Agreement. This authorization is limited to the mail classes/products that have been approved for your company. If you wish to add additional mail classes/products, your company (or your vendor) must successfully demonstrate the ability to create accurate fifes and labels. Your company must maintain the required standards to keep the authorization in effect.

If you have any questions concerning this authorization, please contact Sherry Burbach, eVS Program Manager at 414-525-7857.

Sincerely,

/s/ Vicki Bosch
Vicki Bosch
Manager, Business Mailer Support

cc:	eVS Program Mgr
eVS Analyst
BME Mgr
SAM
Business Alliance

475 L’ENFANT PLZ SW RM 2P846

WASHINGTON DC 20260-0846

BUSINESS MAILER SUPPORT

UNITED STATES

POSTAL SERVICE

June 8, 2010

Ms. Marsha Martinez

Postage Manifest Specialist

Newgistics Inc. 2700 Via

Fortuna Ste. 300 Austin, TX

78746-7996

Dear Ms Martinez:

This letter and any attachments authorizes Newgistics Inc. to enter and pay postage, as applicable, for the mail classes/products named in your Electronic Verification System (eVS®) profile. The following terms and conditions allows the use of an electronic manifest using a unique eVS permit number as provided in the Domestic Mail Manual(DMM); Publication 401, Guide to Manifest Mailing System; and Publication 205, eVS® Electronic Verification System Business and Technical Guide. Your company must maintain the following standards to keep this authorization in effect:

1.	Postal Regulations, in addition to complying with the specific terms and conditions of this authorization, Newgistics Inc. (hereafter referred to as “mailer”) will prepare all mailings pursuant to postal regulations and mailing standards that include, but are not limited to, proper preparation and sortation, appropriate mailpiece and content eligibility, and correct payment of the required postage and fees for the prices and services claimed. This authorization is therefore subordinate to, and does not supersede, any provisions of the Domestic Mail Manual or any other Postal Service regulations or ruling that apply to mail presented under this authorization or any other service agreement that the mailer has or is required to have with the Postal Service.

2.	Permissible Mailpiece Type. This authorization will be limited to pay postage and fees for mailpieces in the “parcel” processing category (also known as “packages”) defined by the Postal Service in the Domestic Mail Manual. This authorization will not be used for letter-size or flat-size processing categories, except for Priority Mail and Express Mail letter-size or flat-size pieces.

3.	Permissible Mail Classes/Products. This authorization for mailing packages will be limited to the mail class/product approved in PostalOne! Packages will meet the appropriate eligibility standards and content requirements for those mail classes/products. Packages prepared and claimed as other mail classes/products will not be mailed unless approved by the Manager, Business Mailer Support.

4.	Mailer Identification and Locations. Prior to mailing, the mailer will obtain a master Mailer Identification (MID) number to be used exclusively for eVS mailings presented under this authorization. Additional MIDs may be obtained for the mailer or clients of the mailer which must be used exclusively for eVS. The mailer will also provide the Postal Service with a complete listing of all mailer sort facilities and entry postal facilities where the mailer will deposit mail. The mailer will be responsible for updating the list any time a change is made. The mailer is responsible for payment of ail packages using any of the MIDs obtained for eVS use.

475 L’ENFANT PLZ SW RM 2P846

WASHINGTON DC 20260-0346

5.	Quality Control and Record Retention. The mailer will, at a minimum, establish and perform under this authorization all quality control procedures described in Attachment A, Quality Control Procedures, to ensure and maintain the accuracy of mail preparation and the correctness of postage computation. The Postal Service will reserve the right, at its discretion, to require the mailer to implement other reasonable and appropriate quality control procedures if the Postal Service determines that the procedures described in Attachment A are inadequate to ensure proper payment of postage. The Postal Service will give the mailer 30 days to correct existing quality control procedures before requiring additional procedures. As part of the quality control procedures, manifest files and quality control records prepared under this authorization will be retained as follows:

a.	All eVS manifest files will be retained for at least 90 days from the date of mailing and made available for inspection by the Postal Service.

b.	Quality control sampling reports will be retained for at least 90 days unless errors are detected, if errors are detected during the sampling process, the corrective action taken will be described on the sampling report and the reports will be retained for at least one year.

6.	Payment Process. The mailer will establish a Centralized Account Processing System (CAPS) debit account with the Postal Service, if such account has not already been established, and will authorize the Postal Service to deduct charges for postage and any fees from this CAPS account based on the mailing information reported under this authorization. The mailer will authorize the Postal Service to create the appropriate postage statements based on data transmitted in the electronic manifest files and to deduct postage and any fees automatically from the mailer’s CAPS account. There must be adequate funds available to cover mailing activity and adjustments, and if debit limits are set for the debit account, eVS mailers must ensure that the limit is also sufficient to cover mailing activity and adjustments. The bank account is debited for the total day’s postage on the next bank business day.

7.	Manifest Transmission. The mailer will transmit each electronic manifest before, or on the same day, the mail represented by the manifest is deposited at entry postal facilities. The mailer will ensure the successful transmission of each electronic manifest to the Postal Service. Data in each manifest file record will be accurate and populated to the correct fields as specified in Publication 205. Manifests that cannot be accepted by the Postal Service because of problems with the transmission of the manifests or the data within the file records will be corrected, as necessary, and retransmitted within 24 hours unless a longer period is approved by the Manager, Business Mailer Support.

8.	Parcel Barcode and Payment Markings. Each package presented by the mailer under this authorization will bear a readable barcode meeting the technical standards in Publication 205; contain the required package information, and any Extra Service used by the mailer. Each package will also bear a permit imprint indicating the payment of postage and displaying all markings required by the Domestic Mail Manual for eVS manifest mailings. Containers such as pallets or pallet boxes used to hold packages will also be appropriately marked and labeled to indicate that all packages on or in such containers are part of an eVS manifest mailing.

Newgistics Inc. eVS Manifest Mailing System Authorization

9.	Extra Services Documentation. For mailings that contain packages with Extra Services that include insurance, the mailer will submit a copy or approved electronic facsimile of PS Form 3877, Firm Mailing Book for Accountable Mail, to the post office where the mailer presents mail. The PS Form 3877 will list all Extra Service fee insured packages mailed that day and contained in the corresponding manifest file records and will include data elements from those manifest file records such as Package Identification Code (PIC) and those elements required by the Domestic Mail Manual. The mailer may use the file format specified in Publication 205 for the inclusion of required information on PS Form 3877.

10.	Mailer Reviews. The mailer will provide any assistance the Postal Service may require to conduct periodic monitoring and review of the accuracy of mail acceptance and payment pursuant to this authorization. Such review will include, but is not be limited to, the review of procedures for ensuring files have been transmitted, handling damaged and withdrawn pieces, proper identification and classification of mail matter, quality control, corrective actions, and production of accurate documentation.

11.	Refund Requests. The mailer will submit in writing any request for a postage refund or any adjustment to the postage payment account for postage overpayment. The mailer will document and clearly explain the reason(s) for the discrepancy and the corrective action taken by the mailer to ensure the discrepancy does not reoccur. At a minimum the written request should include the following information: date the system or procedural failure occurred, the number of affected pieces, the amount of the overpayment of postage, and the mailer’s tax identification number (TIN). If applicable, additional information may include affected manifest Electronic File Number, Package Identification Code (PIC), and any pertinent information which will support the refund request. Any occurrence of postage underpayment detected by the mailer will be reported to the Postal Service within five (5) working days from the date of detection. Any postage refund request or underpayment of postage may initiate an investigation by the Postal Service to determine why the discrepancy was not detected at the time of mailing and whether proper corrective action was taken to prevent recurrence. The Manager, Business Mailer Support, will make a decision on the validity of a postage refund request or postage payment adjustment. When the Postal Sen/ice determines postage was overpaid or underpaid because of a system failure in the mailer’s operation, the administrative processing cost will be charged to the mailer. Any applicable administrative cost will be deducted from the authorized net refund amount before the refund is issued.

12.	Sampling. Postage sampling data will be collected by the Postal Service at entry facilities after the deposit of mailings under this authorization. The Postal Service will reserve the right to collect postage sampling data at the mailer’s plants or places of origin with proper notice to the mailer or when required by the mail class/product or rate category manifested.

13.	Postage Calculation Accuracy. The Postal Service will electronically check the accuracy of the postage amount in all electronic manifest files prepared and submitted by the mailer as specified in Publication 205. The Postal Service will calculate the postage and fees for each manifest using the original data elements found in the mailer’s manifest files, generate the final postage statement from this data and display the results as a variance in a report in PostalOne!

Newgistics Inc. eVS Manifest Mailing System Authorization

14.

Additional Postage Assessments and Reconciliation Period. The Postal Service will handle the calculation and assessment of any outstanding postage due as explained in Publication 205. After the close of any postal accounting period (the corresponding calendar month), the mailer will have the first 10 days during the subsequent month (the “reconciliation month,”) to determine and transmit any missing or corrected manifest records. Mailer’s must request Postal Service review before the 10th of the month. After the mailer initiates a request for review, the mailer and the Postal Service will review the sampling data and determine whether any samples are to be eliminated from the reconciliation process. Any adjustments for additional postage are withdrawn on the 21st of the subsequent month. The Postal Service will handle adjustments to postage due for the following specific situations:

a.	Adjustment to Manifest Postage. The Postal Service will determine whether the mailer owes additional postage for any postal accounting period by using sampling verifications conducted throughout the accounting period to calculate a Postage Adjustment Factor (PAF). A separate PAF is calculated for each mail class/product sampled by dividing the total postage for the samples by the total postage recalculated by the Postal Service for the corresponding package records in the mailer’s manifest file. The Postal Service recalculates manifest postage using price- specific data elements exactly as coded in the mailer’s manifest. Any additional postage owed the Postal Service will be determined by the PAF as follows:

(1)	If the monthly sampling results in a PAF less than or equal to 1.015, then the total manifest postage for that accounting period will not be adjusted.

(2)	If the monthly sampling results in a PAF more than 1.015 (1.5%), postage has been underpaid and the Postal Service assesses additional postage due by multiplying total recalculated manifest postage for the month by the PAF multiplier for each mail class/product.

b.	Unmanifested Packages: Unmanifested packages include packages with or without, Confirmation Services that were accepted and scanned by the Postal Service for which the Product Tracking System (PTS) never received or successfully processed electronic manifest records representing the packages or individual package records. These unmanifested packages are linked in databases to eVS mailers through the MiD in the Package Identification Code (PIC) on the mailing label affixed to the package.

The following calculations are used to determine the amount:

(1)	If fewer than 10 unmanifested Confirmation Services packages are sampled during the monthly accounting period, the postage due for those unmanifested packages is calculated using a per unit postage price derived from the actual postage of all pieces sampled divided by the total number of pieces sampled for the PAF as displayed in the Monthly Sampling Summary. Ali unmanifested packages for which there is not a sample will be charged the average per unit postage price calculated. Actual packages sampled for which there is no manifest, will be charged the actual price of the sample. The total number of pieces sampled for the PAF does not include samples that are filtered for technical or business reasons, dropped by the Postal Service because of inaccuracy, or identified as unmanifested packages.

Newgistics Inc. eVS Manifest Mailing System Authorization

(2)	if 10 or more unmanifested Confirmation Services packages are sampled during the monthly accounting period, the postage due for all unmanifested packages is calculated using a per-unit postage price derived from the average postage of the sampled unmanifested Confirmation Services packages. Pieces sampled that are unmanifested packages are not included in the total pieces sampled for the PAF. All unmanifested packages for which there is not a sample, will be charged the average per unit postage price calculated. Actual packages samples, for which there is no manifest, will be charged the actual price of the sample.

The total calculated sample postage for unmanifested packages is divided by the total number of those sampled pieces to derive the average per unit price. The total identified unmanifested packages, which includes the samples, is multiplied by the average per unit price to compute the total postage due for all unmanifested packages.

If a mailer submits a manifest containing packages records matching the Package Identification Codes of the sampled unmanifested packages, those sampled pieces then become part of the total pieces sampled for the PAF. Any unmanifested packages that were sampled and filtered during the month are added to the unmanifested report with an asterisk. These packages will be charged the “actual prices” based on package characteristics collected during sampling instead of the average per unit price.

If a mailer is using the new Intelligent Mail™ Package Barcode (IMpb), the unmanifested will be separated by mail class on the eVS landing page. The unmanifested per piece charge will be based on the average price for the samples of the applicable mail class/product, following the process as stated above.

c.	Mis-shipped Parcels: Parcels deposited by an eVS mailer at an incorrect entry facility are handled as follows:

(1)	Destination Delivery Unit (DDU) parcels are each charged additional postage derived from the difference between the postage recalculated by the Postal Service for the corresponding parcel in record in the mailer’s manifest file (recalculated manifest postage) and the applicable non-destination entry single-piece price for the mis-shipped DDU parcel as defined in the Domestic Mail Manual In the case of a Standard Mail parcels, the mailer is charged the difference between the recalculated manifested postage and the appropriate First-Class Mail single-piece price or the applicable 1-pound Priority Mail price for a parcel weighing more than 13 ounces.

(2)	Destination Network Distribution Center (NDC) and Destination Sectional Center Facility (SCF) parcels are not individually charged as mis-shipped parcels as done for mis-shipped DDU parcels, instead, the difference in postage between the recalculated manifest postage and the postage calculated for any sampled mis-shipped DNDC or DSCF parcel becomes part of the postage adjustment factor for sampled parcels. Sample postage for mis-shipped DNDC and DSCF parcels is calculated at the appropriate non-destination entry price, including rezoning as necessary Mis-shipped parcels appear in the DDU Confirmation Services Mis-shipped Report in eVS. Postage for mis-shipped parcels is calculated daily.

Newgistics Inc. eVS Manifest Mailing System Authorization

d.

Manifest Errors: The Postal Service uses the rate ingredients within the file to calculate postage for each package. In the event a rate ingredient combination does not produce a valid price, the PIC codes for these packages will be placed into the Manifest Error Report. Mailers must resubmit manifests before the 10th day of the reconciliation month to correctly pay for these packages. When packages with correct rate ingredients are manifested, they are removed from the Manifest Error Report. Any packages remaining after the 10th of the following month will be charged the average per unit postage price for the mail class/product. If the mail class/product cannot be determined, the average per-unit postage price for ail mail classes/products mailed will be charged for the packages remaining in the report.

To re-manifest the packages appearing on the Manifest Error Report, mailers must use a new Electronic File Number. While this may result in a warning “label previously received” from the Product Tracking System on the detail record, the packages will be accepted into eVS and billed correctly for postage payment.

If mailers are using the new Intelligent Mall Package Barcode (IMpb), a new Electronic File will be submitted as a corrections file so that packages will be accepted into eVS and billed correctly for postage payment.

15.	Mail Transport Equipment (MTE). The mailer will ensure that all Mail Transport Equipment (MTE) loaned by the Postal Service is used only for the preparation and transportation of mail that is delivered by the Postal Service. The mailer will use its best efforts to protect and maintain in good condition any MTE loaned by the Postal Service; that it will return ail such MTE at the times, dates, and locations prescribed by the Postal Service; and that it will reimburse the Postal Service for the current replacement cost of any such MTE that is damaged beyond normal wear and use, or destroyed while in the mailer’s possession, custody, or control.

16.	Mailer Modifications. The mailer will provide 30 days advance written notice, unless otherwise specified or approved by the Postal Service, to the Manager, Business Mailer Support, for any of the following:

a.	Any relocation of or change in ownership. A change in ownership will cause the termination of this authorization and require the establishment of a new authorization with the new owners.

b.	Any addition or modification to the mailer’s production equipment or computerized systems that affect mail preparation or the generation of electronic files, barcodes, or mailing documentation required under this authorization.

c.	Any addition or modification to the mailer’s list of entry points.

d.	Updates or changes to the list of mailer’s company and/or customer identification numbers before submitting any mailings using these updated or changed numbers.

Newgistics Inc. eVS Manifest Mailing System Authorization

17.	Suspension. The Manager, Business Mailer Support, may suspend this authorization at any time pending review, when there is an indication that postal revenue is not fully protected.

18.	Mailer Cancellation. The mailer may cancel this authorization at any time by giving written notice to the Manager, Business Mailer Support. If the mailer requests cancellation of this authorization, the mailer will continue to be responsible for payment of postage for all future packages containing the mailer’s MID.

19.	Postal Service Cancellation. The Manager, Business Mailer Support, may cancel this authorization upon 30 days’ written notice if the manager determines that:

a.	The mailer has not complied with the terms specified in any section in article 16.

b.	The mailer has improperly performed or neglected to perform quality control procedures required by this authorization and has not taken or refuses to take corrective action.

c.	The mailer has consistently presented mailings improperly paid or prepared, including the misclassification of mail.

20.	Mailer Obligation. This authorization will certify acceptance of liability for and authorization to pay any revenue deficiencies assessed on any mailing represented by an eVS manifest file, subject to administrative appeal. With each transmission, the mailer will certify that all information transmitted in an eVS file as specified under this authorization is accurate, truthful, and complete; that the mail in the mailing complies with all Postal Service standards; that the mailing qualifies for the prices and fees claimed; and that the mailing does not contain any matter prohibited by law or postal regulation. The mailer understands that anyone who furnishes false or misleading information in eVS manifest files or omits material information in the manifest files may be subject to criminal penalties and/or civil penalties, including fines and imprisonment.

21.	Duration. The authorization for this eVS manifest mailing will remain in effect until such time the Manager, Business Mailer Support, or the mailer’s representative cancels this authorization, if Postal Service periodic reviews or mailer-supplied information indicates a need for modification of this authorization, then the authorization will be amended with concurrence by the Manager, Business Mailer Support, and the mailer’s representative.

If you have any questions concerning this authorization, please call Sherry Burbach, eVS Program Manager at 414-525-7857.

Sincerely,

/s/ Vicki Bosch
Vicki Bosch
Manager, Business Mailer Support

Newgistics Inc. eVS Manifest Mailing System Authorization

Attachment A

Quality Control Procedures

Newgistics Inc.

1)	Electronic Monitoring of Mailings

The mailer agrees to monitor continuously the web-based mailer reports provided by the Electronic Verification System (eVS) to identify manifesting errors, underpayment of postage, postage variance errors, unmanifested packages, mis-shipped DDU parcel, system problems, and any other reports or messages transmitted to the mailer by the Postal Service.

2)	Internal Sampling Verification

a)	The mailer will develop an electronically formatted Quality Control sampling form approved by the Postal Service and document a -by- postage comparison on that form.

b)	Initially, the mailer will perform postage accuracy verifications on 0.5 percent of the packages, or 100 packages, whichever is less, per day from each mailing location for the first 30 days. After that, when mailings remain within the +/- 1.5 percent accuracy level for proper postage calculation, the number of packages verified from each mailer location can be reduced to 100 packages per week.

c)	The mailer will perform these verifications by comparing the postage documented during the quality assurance sampling against the postage claimed in the electronic manifest files.

d)	The mailer will retain Quality Control sampling forms electronically for at least 90 days unless errors are detected. If errors are detected during the sampling process, the mailer will document the following on the Quality Control sampling form and retain these reports for at least 1 year:

(1)	Description of error

(2)	Root cause of error

(3)	Corrective action

(4)	Notification to production supervisor.

e)	This same procedure will also be followed when the Postal Service finds and reports errors to the mailer.

3)	Quality Control Areas

The mailer will ensure that a quality process is in place for any of the following applicable areas:

a.	The mailer will maintain and document the mailer’s quality control over all aspects of mail production including accurate classification of mail and system processing environments. Documentation could be represented by a quality control manual or other work instructions and checklists that the Postal Service could audit if necessary.

Newgistics Inc. eVS Manifest Mailing System Authorization

b.	The mailer will ensure that the identification number used for file transmission and identification numbers used for package identification of the mailer and package identification of the clients of the mailer are incorporated into the eVS data structure for proper identification and impact on postage payment.

c.	The mailer will document the quality controls used and the reports generated that ensure accurate readability of barcode information on all packages. Barcodes include the barcodes used for the package identification codes and barcodes used as the postal routing barcodes for the destination ZIP Code of the package.

d.	The mailer will have a process to validate that all insured packages or collect-on- delivery packages, whether claimed by the mailer or by clients of the mailer, are verified as being present within the mailing before including the mailer’s data or the clients’ data within the electronic eVS manifest mailing. The mailer will prepare electronic PS Forms 3877, Firm Mailing Book for Accountable Mail, or similar documentation approved by the Postal Service to record elements for these packages required for any claim of loss or damage, including the insured or declared value of the articles mailed, package identification code, and other elements required by the Domestic Mail Manual.

e.	The mailer will document the frequency of errors by using an electronically formatted sampling form approved by the Postal Service. Samples will consist of mixed classes and destinations. Descriptions, root causes of those errors and the corrective action taken for files accepted from clients will be documented on the sampling form. The mailer will have client-based quality control to ensure the proper rating of all material being entered by the client.

f.	The mailer will ensure the inclusion of all client data files within the body of the main electronic eVS manifest mailing.

g.	The mailer will ensure the proper upload of all electronic eVS manifest mailing data.

h.	The mailer will ensure that file error report data returned from the Postal Service receives scrutiny, prompt correction, retransmission or other electronically documented reconciliation.

i.	The mailer will provide a corrective action report regarding action being taken to improve quality if Postal Service sampling results indicate more than 1.5 percent of underpayment of postage, in addition, the mailer will provide corrective action reports for unmanifested packages and for mis-shipped DDU packages that exceed 1.5 percent of packages mailed during any monthly accounting period.

j.	The mailer will arrive within one half hour of appointment schedules and provide, upon request by the Postal Service, electronic validation of monthly performance in meeting these appointment schedule times, as applicable to each destination delivery unit post office where mail is being deposited.

Newgistics Inc. eVS Manifest Mailing System Authorization